STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Medical Transcription Billing, Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing paragraph “2” and Article “4. 1 Classes of Stock” so that, as amended, said Article shall be and read as follows:

2.The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 28, 2001 under the name Medical Transcription Billing, Corp., amended on August 24, 2004, further amended on May 7, 2014, and corrected through a filing with the Secretary of State of Delaware on June 5, 2014.

CLASSES OF STOCK: The Corporation is authorized to issue two classes of stock to be designated, respectively. “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 21,000,000 shares, consisting of 19,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, each with a par value of $0.001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of June, 2016.

By:	/s/ Amritpal K. Deol
Title:	Corporate Secretary
Name:	Amritpal K. Deol
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